Exhibit 99.1

**For Immediate Release**	For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Announces  Quarterly Cash Dividend and
Stock Repurchase Program

RENTON, WASHINGTON – April 24, 2014, First Financial Northwest, Inc. (the “Company”) (NASDAQ: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share on the Company’s outstanding common stock. The cash dividend will be payable on June 20, 2014, to shareholders of record as of the close of business on June 6, 2014. “In February of this year, we increased our quarterly cash dividend by 25 percent from $0.04 per share to $0.05 per share,” says Joseph W. Kiley III, President and Chief Executive Officer. “We are pleased to continue the $0.05 per share dividend, as we continue to ‘right-size’ our capital to benefit all shareholders,” concluded Mr. Kiley.

Additionally, the Company announced that its Board of Directors has authorized the repurchase of up to 1,645,414 shares of the Company’s common stock, or 10 percent of the Company’s outstanding shares. The shares may be purchased through September 16, 2014, depending upon market conditions and other factors. The Company completed the 2013 stock repurchase programs with the purchase of 2,728,018 shares of its common stock.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest; a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. For additional information please visit the Bank’s website at www.fsbnw.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.